UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 8, 2016 (February 2, 2016)

EMERALD OIL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-35097	77-0639000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Columbine Street, Suite 500
Denver, CO 80206

(Address of principal executive offices, including zip code)

(303) 595-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of Material Definitive Agreement.

On January 29, 2016, the Amendment to the Forbearance Agreement dated December 18, 2015 with regard to the Amended and Restated Credit Agreement, dated as of May 1, 2014 (the “Credit Agreement” or the “Facility”), by and among Emerald Oil, Inc. (the “Company”) and Wells Fargo Bank, N.A., as administrative agent, and the lenders party thereto (collectively, the “Lenders”) expired, and the Company was determined to be in default of the Credit Agreement. As a result of this default, on February 2, 2016 the Bank of Nova Scotia (“BNS”) notified the Company that it had designated February 3, 2016 as the early termination date of the ISDA Master Agreement (together with all schedules and confirmations and amendments thereto, the “Agreement”) dated as of June 20, 2014, by and between the Company and BNS. Thereafter, on February 3, 2016, BNS terminated the Agreement and applied $17.5 million of proceeds from the termination to amounts owing by the Company to BNS under the Credit Agreement.

As a result of the payment of the Agreement termination proceeds to the Credit Agreement, as well as the proceeds from other transactions consummated by the Company, the Company has cured the borrowing base deficiency under the Facility, and the borrowing base under the Facility is currently $113 million, with approximately $111 million currently outstanding. However, notwithstanding this cure of the borrowing base deficiency, the Company remains in default under the Facility based on the continuing covenant defaults under the Credit Agreement, and there is no credit available under the Credit Facility.

So long as one or more events of default are continuing under the Credit Agreement, the Lenders may, subject to compliance with the terms and conditions of the Credit Agreement, exercise a number of remedies including acceleration of the debt and the sale of collateral. The exercise of certain remedies may have a material adverse effect on the liquidity, financial condition and results of operations of the Company, and, because the Company’s liquidity position continues to deteriorate, the Company may still become bankrupt or insolvent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

EMERALD OIL, INC.

Date: February 8, 2016	By:	/s/ Ryan Smith
Ryan Smith
Chief Financial Officer